Exhibit 99.1

Syniverse CEO Announces Retirement

Search for Chief Executive Officer to commence

TAMPA, Fla. – August 31, 2017 – Syniverse President and CEO Stephen C. Gray today announced he will retire February 2018 when his agreement expires. This announcement is being made now, providing ample time for a global CEO search.

Gray, a Syniverse Board member since The Carlyle Group’s acquisition of Syniverse in 2011, stepped into the role of President and CEO in August 2014 as interim leader. Gray became the non-interim President and CEO in February 2015 and has led the company through a series of important actions.

“I have been privileged to lead Syniverse through this period, am extremely proud of our accomplishments, and have enjoyed working with this world-class team,” Gray said. “The next leader of Syniverse will be able to take advantage of the investments made in our people, infrastructure, operational efficiencies and growing positive financial trends, as well as our unique position in the ecosystem to drive Syniverse forward. We are fortunate to have a strong leadership team focused on growth that will benefit our customers, employees and owners.”

Over the past three years, Gray has led Syniverse through significant achievements including the acceleration and completion of the integration of two large acquisitions, the alignment of network and infrastructure with the trajectory of the business, and a complex data center migration that provides the foundation for the company’s Cloud Transformation initiative.

Building on the company’s differentiated position in the mobile ecosystem, these accomplishments enabled Syniverse to attract, hire and develop a group of highly talented executives that have, over the last year, driven Syniverse to transform the company’s sales and go-to-market organization, as well as to develop and pursue new growth strategies that leverage Syniverse’s assets and unique market position.

“We are grateful for Steve’s exceptional leadership through what has been a transformational period in the company’s evolution,” said James A. Attwood, Jr., Chairman of the Syniverse Board of Directors. “Steve stepped into the leadership role of Syniverse with the mission to pivot the company to growth, while realigning the cost structure and maintaining a customer-first focus. He has accomplished that mission. Syniverse’s market opportunity continues to grow, and we have a highly talented team in place to pursue it. We are excited by Syniverse's prospects in this next phase of the company's growth.”

The Board will now commence a search for a permanent Chief Executive Officer. Gray will remain as CEO until the completion of the search process and he is committed to ensuring a smooth transition in leadership.

About Syniverse
Syniverse is the leading global transaction processor that connects more than 1,500 mobile service providers, enterprises, ISPs and OTTs in nearly 200 countries and territories, enabling seamless mobile communications across disparate and rapidly evolving networks, devices and applications. We deliver innovative cloud-based solutions that facilitate superior end-user experiences through always-on services and real-time engagement. For more than 25 years, Syniverse has been simplifying complexity to deliver the promise of mobility – a simple, interoperable experience, anytime, anywhere. For more information, visit www.syniverse.com, follow Syniverse on Twitter or connect with Syniverse on Facebook.

# # #

For more information:

Bobby Eagle
Syniverse Public Relations
+1 813.637.5050
bobby.eagle@syniverse.com